EXHIBIT 10.19

THIS SECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF AND THE SECURITIES, IF ANY, ISSUABLE UPON CONVERSION OF SUCH SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  NO SALE, PLEDGE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

THIS SECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE AND THE INDEBTEDNESS, RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF OCTOBER 31, 2007 AMONG THE COMPANY (AS DEFINED BELOW),  TO CERTAIN INDEBTEDNESS, RIGHTS, AND OBLIGATIONS OF COMPANY TO THE SENIOR LENDER (AS DEFINED BELOW) AND THE HOLDERS OF ALL PROMISSORY NOTES ISSUED BY THE COMPANY IN CONNECTION WITH THE 2007 BRIDGE LOAN FINANCING (AS DEFINED BELOW) AND LIENS AND SECURITY INTERESTS OF THE SENIOR LENDER SECURING THE SAME ALL AS DESCRIBED IN THE SUBORDINATION AGREEMENT; AND EACH HOLDER AND TRANSFEREE OF THIS SUBORDINATED CONVERTIBLE PROMISSORY NOTE, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

SECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$[_______________]	October 31, 2007

For value received, NEXX Systems, Inc., a Delaware corporation (the “Company”), promises to pay to the order of [_________________] (together with its successors and assigns, the “Holder”), the principal sum of [_________________], together with interest accrued but unpaid hereon, upon the terms of this Secured Subordinated Convertible Promissory Note (the “Note” and, together with the other notes issued pursuant to the Note Purchase Agreement, the “Notes”).

Interest shall accrue on the then outstanding principal balance of this Note at a simple rate of interest per annum equal to nine percent (9%), accruing on a daily basis.  All computations of interest shall be made on the basis of a year of 360 days.  All accrued interest shall be payable in cash or in securities as set forth in Section 4 below, upon conversion of the principal of the Note in accordance with Section 4 below or at the time any principal due hereunder is repaid.

Unless earlier converted or repaid pursuant to the terms hereof, the outstanding principal and accrued but unpaid interest shall be immediately due and payable beginning June 30, 2008 (the “Maturity Date”) upon demand by the holders of a majority of the then outstanding principal amount of the Notes (the “Lender Majority”) purchased pursuant to the Note Purchase Agreement (as defined below).

1. This Note is one of a series of Notes issued pursuant to the terms of that certain Secured Subordinated Convertible Note and Warrant Purchase Agreement, dated as of October 31, 2007 (as amended or otherwise modified from time to time, the “Note Purchase Agreement”) between the Company and, among others, the Holder.  The Holder is entitled to the benefit of, and is subject to certain restrictions contained in, the Note Purchase Agreement and a certain Security Agreement of even date by and among the Company and each of the Purchasers named in the Note Purchase Agreement (the “Security Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Note Purchase Agreement and the Security Agreement.

2.         Whenever any payment hereunder shall be stated to be due, or whenever any interest payment date or any other date specified hereunder would otherwise occur, on a day other than a Business Day (as defined below), then such payment shall be made, and such interest payment date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder.  As used herein, “Business Day” means a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in Boston, Massachusetts.

3.         All payments in respect of this Note shall be in immediately available lawful money of the United States of America and shall be sent so as to be received no later than 2 p.m. (Eastern time) on the date of payment, at the address specified in the Note Purchase Agreement, or at such other address as may be specified from time to time by the Holder in a written notice delivered to Company.  Other than upon the occurrence of a closing of the Qualified Financing (as defined below) or a Company Sale (as defined below), no prepayment of the Note shall be permitted without the written consent of the Lender Majority.  Subject to the foregoing, the outstanding principal balance of this Note and interest accrued thereon may be prepaid by the Company in whole, but not in part, upon a ten (10) days prior written notice by the Company to the Holder.

4. The Note shall be convertible into equity securities of the Company as follows:

(a) The outstanding principal balance on this Note and any accrued but unpaid interest hereon shall be automatically converted (i) upon the closing of the Company’s next equity financing which results in gross proceeds to the Company of at least U.S. ten million dollars ($10,000,000) (including conversion of the Notes) as a result of a private placement by the Company, or (ii) immediately prior to the effectiveness of the Company’s registration statement with the U.S. Securities and Exchange Commission for an initial public offering of its securities which results in gross proceeds to the Company of at least U.S. thirty million dollars ($30,000,000) (each of (i) and (ii), a “Qualifying Financing”).  Upon the occurrence of a Qualifying Financing, each Holder shall convert all of the outstanding principal balance on this Note and any accrued but unpaid interest hereon into shares of capital stock of the Company which shall be issued in a Qualifying Financing (the “New Equity Shares”) at a purchase price equal to the lowest price per share paid for such New Equity Shares in the Qualifying Financing.

(b) If a Qualifying Financing has not occurred on or prior to the Maturity Date, the outstanding principal balance on this Note and any accrued but unpaid interest hereon, at the election of the Lender Majority, may be (i) converted into shares of Series C-1 Preferred Stock of the Company (the “Series C-1 Preferred”) at a purchase price equal to the lowest price per share paid for the Series C-1 Preferred, (ii) redeemed by the Company or (iii) remain due and payable, with the maturity date for repayment extended for a period of time as determined by the Lender Majority (the “Extension Period”).  If the Note is so extended pursuant to this Section 4(b)(iii), then the outstanding balance on this Note and any accrued but unpaid interest hereon may be converted into (x) if a Qualifying Financing is consummated during the Extension Period, New Equity Shares at a purchase price equal to the lowest price per share paid for such New Equity Shares in the Qualifying Financing reduced by fifteen percent (15%) or (y) if a Qualifying Financing is not consummated during the Extension Period, at the option of the Lender Majority, shares of Series C-1 Preferred at a purchase price equal to the lowest price per share paid for the Series C-1 Preferred or redeemed for cash.

(c) The outstanding principal balance on this Note and any accrued but unpaid interest hereon may, at the option of the Holder, if not earlier converted, be converted immediately prior to (i) the initial firm commitment underwritten public offering of the Company’s common stock pursuant to an effective  registration statement not constituting a Qualifying Financing (the “Non-Qualifying IPO”), (ii) the consolidation, share exchange, reorganization or recapitalization involving the Company, or issuance, sale or transfer of capital stock of the Company, in any case in a single transaction or series of related transactions, which results in the holders of capital stock of the Company immediately prior to such transaction or series of related transactions ceasing to hold at least fifty-one percent (51%) of the voting power of the Company or the surviving entity following such transaction or series of related transactions, or (iii) the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company in any case in a single transaction or series of related transactions (subsections 4(c)(ii) and 4(c)(iii) collectively referred to herein as the “Company Sale”).

(i)
In the event of a Non-Qualifying IPO,  this Note may be converted, at the option of the Lender Majority, into either (A) shares of capital stock of the Company issued and sold in the  Non-Qualifying IPO at a purchase price equal to the lowest price per share to the public paid for such securities in the Non-Qualifying IPO or (B) shares of Series C-1 Preferred Stock at a purchase price equal to the lowest price per share paid for the Series C-1 Preferred.

(ii)
In the event of a Company Sale, this Note may be converted, at the option of the Lender Majority, into either (A) shares of the Company’s Common Stock at a purchase price equal to eighty-five percent (85%) of the per share price paid in exchange for each share of the Company’s Common Stock, or (B)  shares of the  Series C-1 Preferred Stock at a purchase price equal to the lowest price per share paid for the Series C-1 Preferred.

(iii)
Notwithstanding the foregoing, if, in the event of a Non-Qualifying IPO or a Company Sale, if the Lender Majority does not elect to convert the Notes pursuant to this Section 4(c) and a Qualified Financing has not occurred prior to such date, the Notes shall remain outstanding and each Holder shall have an option to either (x) accelerate the outstanding principal balance on this Note and any accrued but unpaid interest hereon, in which case such amounts shall become immediately due and payable in full or (y) convert the outstanding principal balance on this Note and any accrued but unpaid interest hereon (or any portion thereof) into shares of Series C-1 Preferred, at a purchase price equal to the lowest price per share paid for the Series C-1 Preferred immediately prior to such Company Sale.

(d) As promptly as practicable after any conversion of this Note under Section 4(a), and the Holder’s surrender of this Note, the Company, at its expense, shall issue and deliver to the Holder a certificate or certificates evidencing the number of shares to be issued to the Holder upon any such conversion.

(e) If the Lender Majority elects to exercise the conversion rights under Sections 4(b) and 4(c), they shall provide written notice of such election to the Company on or prior to the later of (i) fifteen (15) Business Days following delivery of written notice of the Non-Qualifying IPO or Company Sale, as applicable, by the Company in accordance with Section 9.5 of the Note Purchase Agreement and (ii) the date that is fifteen (15)  Business Days prior to the expected closing date of such Non-Qualifying IPO or Company Sale, as applicable, as set forth in such notice, and the Holder shall specify which equity securities the Note shall be converted to and the name or names (if other than the name of the Holder) in which the certificate or certificates for equity securities are to be issued in respect of this Note.  The Company shall issue and deliver to the Holder, or to the nominee or nominees of the Holder, a certificate or certificates for the name and number of equity securities into which this Note, and any accrued but unpaid interest hereon, shall have been converted as soon as practicable following the closing of the Non-Qualifying IPO or Company Sale, as applicable, and surrender of this Note.  All equity securities issued pursuant hereto shall be issued fully paid and non-assessable.

(f) No fractional shares shall be issued upon conversion of this Note.  The Company shall, in lieu of such fractional entitlement, pay to the Holder a sum in cash equal to such fractional entitlement multiplied by the then effective conversion price per share pursuant hereto.

(g) This Note shall not entitle the Holder to any voting or other rights as a stockholder of the Company prior to conversion hereof.

5.  For purposes hereof, the occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) The failure to make any payment of the principal and any accrued but unpaid interest when due under the Notes, which failure shall remain unremedied for a period of thirty (30) days after written notice thereof from the Lender Majority;

(b) Any representation or warranty by the Company under or in connection with this Note, the Note Purchase Agreement, the Security Agreement or any of the other agreements executed in connection herewith and therewith, is incorrect in any material respect and has a Material Adverse Effect on the Company, which shall remain unremedied for a period of thirty (30) days after written notice thereof from the Lender Majority;

(c) The failure of the Company to perform or observe any term, covenant, condition, obligation or agreement contained in Section 4 of this Note or Section 7 of the Note Purchase Agreement, which failure shall remain unremedied for a period of thirty (30) days after written notice thereof from the Lender Majority;

(d) The failure of the Company to perform or observe any other material term, covenant, condition, obligation or agreement contained in this Note, the Note Purchase Agreement, the Security Agreement or any other agreement executed in connection therewith and herewith, which failure shall remain unremedied for a period of thirty (30) days after written notice thereof from the Lender Majority; and

(e) The filing of a petition in bankruptcy or under any similar insolvency law by the Company, the making of an assignment for the benefit of creditors, or if any voluntary petition in bankruptcy or under any similar insolvency law is filed against the Company and such petition is not dismissed within one hundred and fifty (150) days after the filing thereof.

   Upon the occurrence of the Events of Default in (a) and (e) above, in addition to any other remedies allowed by law, the unpaid principal amount of this Note, any accrued and unpaid interest and all other amounts payable hereunder or under any of the Agreements entered into in connection with the Note Purchase Agreement may be declared, at the election of the Lender Majority in writing, to be immediately due and payable, whereupon such acceleration the unpaid principal amount of this Note, any accrued and unpaid interest and all such other amounts, shall become immediately due and payable without presentment, demand, protest or further notice of any kind.  The Holder shall have all rights and may exercise any remedies available to it under law, successively or concurrently, including the rights set forth in the Security Agreement.  The Lender Majority, in their sole discretion, may proceed to enforce all other rights and remedies available to the Holder and any other Purchaser (as defined in the Note Purchase Agreement) under applicable law.

6.  The terms of this Note shall be construed in accordance with the laws of the State of Delaware, as applied to contracts entered into by Delaware residents within the State of Delaware, which contracts are to be performed entirely within the State of Delaware.  Notwithstanding any provision of this Note to the contrary, the rate of interest due on this Note shall not exceed the maximum rate permitted by applicable law.  To the extent that any interest otherwise paid or payable by the Company to the Holder shall have been finally adjudicated to exceed the maximum amount permitted by applicable law, such interest shall be retroactively deemed to have been a required repayment of principal (and any such amount paid in excess of the outstanding principal amount shall be promptly returned to the Company).

7.  Any term of this Note may be amended, and the observance of any term of this Note may be waived as set forth in Section 9.6 of the Note Purchase Agreement.

8.  In connection with the conversion of this Note under Section 4 above, the Holder agrees to accede to the investor rights and related stockholder agreements and other related agreements entered by the other purchasers of equity securities in the Qualifying Financing, to which such Holder is not already a party.

9.  No remedy herein conferred upon the Holder or the Purchasers is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every right other remedy now or hereafter existing at law or in equity or by statute or otherwise.

10.     No course of dealing between the Company and the Holder or the Purchasers or any delay on the part of the Holder or the Purchasers in exercising any rights or remedies shall operate as a waiver of any such right or remedy of the Holder or the Purchasers.

11.     This Note shall be binding on and inure to the benefit of and be enforceable by the Company, the Holder and the Purchasers and their respective successors and assigns.

12.     Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations.  If, however, any provision of this Note shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Note, or the validity or effectiveness of such provision in any other jurisdiction.

13.     The Company agrees to pay on demand all reasonable costs and expenses of the Holder and the other Purchasers, and all reasonable fees and disbursements of one counsel to the Purchasers as selected by the Lender Majority, in connection with  the enforcement or attempted enforcement of, and preservation of any rights under, this Note.

14.     Notwithstanding anything to the contrary contained herein, in the Note Purchase Agreement or in any other document executed or delivered in connection herewith, this Note, the Security Agreement and such other documents are subject to the provisions set forth in the Subordination Agreement.

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This Note has been issued in reliance upon the representations of the Holder set forth in the Note Purchase Agreement.

COMPANY:

NEXX SYSTEMS, INC.

By:    __________________________________
        Name:  Stanley D. Piekos
Title:    Vice President, Finance and
Chief Financial Officer